EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this _1st____ day of ____April___________, 2008 (the “Effective Date”) by and between ECO DEPOT, INC., (the “Company”), and STEVEN WEAVER (the “Executive”).

WHEREAS, the Company is engaged in the business of selling environmentally friendly building products and services and installing salt water desalination equipment and providing salt water desalination services (the “Business”).

WHEREAS, the Company desires to employ the Executive as the Chief Executive Officer and Chief Financial Officer, to provide services pursuant to the terms of this Agreement; and

WHEREAS, the Executive desires to provide such services to the Company pursuant to this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

ARTICLE 1.
EMPLOYMENT

1.1 Title; Duties.  The Company agrees to employ the Executive, and the Executive agrees to serve as, the sole officer and a member of the Board of Directors of the Company (the “Board”) during the Employment Period, and Executive shall report directly to the Board.

(a) The Executive shall be the most senior executive and highest paid officer of the Company and shall have all the duties and authority as is consistent with his position. The Executive shall perform such other duties and services for the Company commensurate with the Executive’s position, as may be designated from time to time by the Board.

(b) The Executive shall have overall responsibility for all operations of the Company and the Subsidiary, including those duties associated with the most senior executive officer of the companies, subject to the restrictions imposed by customary oversight by the Board or the board of directors, as applicable, with such duties to include general management of the day-to-day operations and long-term planning for the future growth of the Company.  All employees of the Company shall report to the Executive.

(c)

1.2 Performance of Duties.

(a) The Executive agrees to devote substantially all of his professional time and attention to his duties to the Company as is reasonably appropriate to carry out the Company’s business plans and other objectives from time to time in place and to perform such duties in an efficient, trustworthy and businesslike manner.

(b)           The Executive represents and warrants that he is not bound by any employment, consulting, non-competition, confidentiality, finders, marketing or other agreement or arrangement that would, or might reasonably be expected to, materially prohibit or restrict him from performing his duties and obligations hereunder.

ARTICLE 2.
COMPENSATION AND OTHER FINANCIAL MATERS

2.1 Compensation.  The Company shall pay to the Executive during the Employment Period compensation at the rate of One Hundred Fifty Thousand Dollars ($150,000) per annum (“Salary”), payable in arrears in weekly installments, less required payroll and other deductions.

2.2 Benefits.  In addition to the compensation described in Section 2.1, the Company shall provide the Executive with certain medical, health care, and retirement benefits as described on Schedule 1 attached hereto and made a part hereof.  In addition to those benefits set forth on Schedule 1.

2.3 Reimbursement of Expenses.  During the Employment Period, the Company will reimburse the Executive for all ordinary and necessary business expenses incurred by the Executive in connection with the performance of services contemplated by this Agreement.  Reimbursement of such expenses shall be paid on a regular basis, upon submission by the Executive of vouchers itemizing such expenses in a form satisfactory to the Company, properly identifying the nature and business purpose of any expenditures.

2.4Termination Compensation. The Company may terminate the employment of Executive pursuant to Article 3 herein. In such event, Executive shall be entitled to a lump-sum payment of $250,000. Executive shall also be entitled to receive (i) payment for accrued and unpaid vacation pay and (ii) all bonuses that have accrued during the term of the Agreement, but not been paid. Executive shall further be entitled to receive all Benefits as outlined in Section 2.2 of this Agreement for a period of two (2) years following the date of Executive’s termination. Executive will otherwise cease to accrue salary and other benefits upon the date of such final payment, other than the Company’s normal insurance policies for terminated employees.

The executive will be able to retain all electronic equipment, media, and supplies provided by the company for use primarily by the employee off site, on loan for up to one year from the termination date, after which the executive will return the equipment.

ARTICLE 3.
EMPLOYMENT PERIOD; TERMINATION OF EMPLOYMENT

3.1 Employment Period.  The term of this Agreement shall be for a period of two (2) years commencing on the Effective Date, unless terminated prior to such date pursuant to this ARTICLE 3.  This Agreement shall be automatically renewed for succeeding terms of one (1) year unless either party provides a minimum of ninety (90) days written notice to the other party stating such party’s intent not to extend this Agreement for a succeeding term (the initial and succeeding terms, if any, are hereafter referred to as the “Employment Period”).

3.2 Termination by the Company for “Cause.”  Except as set forth in Section 3.4, the Company shall not have the right to terminate the Employment Period or this Agreement other than pursuant to a Termination for Cause, by written notice provided to the Executive specifying the reasons therefore, which may be for any or all of the following causes (a “Termination for Cause”):

(a) the Executive’s conviction for, or entry of a plea of guilty or nolo contendere with respect to, any felony;

(b) the Executive’s commission of any act of fraud or dishonesty with respect to his duties under this Agreement;

(c) the Executive’s failure to execute and carry out a lawful directive of the Board of Directors relating to the Business; or

(d) the Executive’s material breach of any of his obligations hereunder which materially and adversely affects the Company.

A termination by the Company of this Agreement pursuant to clause (a) or (b) shall be effective as of the date that notice of such termination is delivered to the Executive.  A termination by the Company of this Agreement pursuant to clause (c) or (d) shall be effective on the tenth (10th) day following the date that notice of such termination is delivered to the Executive (such ten day period following notice is hereafter referred to as the “Cure Period”).  During the Cure Period, the Executive shall have the right to undertake steps reasonably calculated to cure such cause for termination pursuant to clause (c) or (d).  Upon the successful cure by the Executive of the cause for termination pursuant to clause (c) or (d) within the Cure Period, such notice of termination shall be of no effect.

3.3 Termination by the Executive.  The Executive shall have the right to terminate the Employment Period or this Agreement by written notice provided to the Company specifying the reason therefore, upon the occurrence of one or all of the following circumstances.

(a) the Company’s failure to pay Salary, Bonus, Benefits, or any other compensation provided by the Agreement when due;

(b) the Company’s failure to appoint the Executive to the position contemplated by this Agreement or the material adverse alteration of the Executive’s duties and responsibilities hereunder, except with respect to a termination of this Agreement by the Company in accordance with Section 3.2 or Section 3.4;

(c) any other material breach by the Company of this Agreement

A termination of this Agreement by the Executive shall be effective not less than ninety (90) days following the date that notice of such termination is delivered to the Company, unless the Company agrees to a shorter time requested by the Executive.  However, the first 30 days following receipt of such notice provided by the Executive shall be considered a “Cure Period.”  During the Cure Period, the Company shall have the right to undertake steps reasonably calculated to cure the Executive’s alleged cause for termination.  Alternatively, the Company shall have the right to make the termination effective immediately after receiving such notice from the Executive.

3.4 Death or Disability.  The Employment Period shall terminate effective immediately upon the death of the Executive or upon the onset of a mental or physical disability that renders the Executive incapable of rendering his duties under this Agreement in an effective and competent manner.

ARTICLE 4.
EFFECT OF TERMINATION OF EMPLOYMENT.

4.1 Termination of Employment by the Company.  In the event of termination of the Executive’s employment by the Company with Cause as defined in Section 3.2, the Executive (or, if applicable, his estate) shall be entitled to receive from the Company any compensation, benefits, and reimbursements in accordance with Sections 2.1, 2.2, 2.3 and 2.4 hereof through the effective date of such termination.  In the event the Executive is terminated by the Company in a situation other than a Termination for Cause, then the Executive shall be entitled to receive severance payments of six (6) months salary and benefits from the date of termination.

4.2 Termination of Employment by the Executive.  In the event of termination of the Executive’s employment by the Executive, the Executive (or, if applicable, his estate) shall be entitled to receive from the Company any compensation, benefits, and reimbursements in accordance with Sections  2.1, 2.2, 2.3 and 2.4 hereof through the effective date of such termination.

ARTICLE 5.
CONFIDENTIALITY; DEVELOPMENTS;
NON-COMPETITION/NON- SOLICITATION.

5.1 Covenant Not to Compete.  As part of the consideration for entering into this Agreement the Executive hereby covenants to the Company that for a period of three (3) years following the date of termination of this Agreement for whatever reason or for a period of three (3) years following the conclusion of an action brought by the Company to enforce the provisions contained in this Section 5.1 (the “Restricted Period”), he shall not, except on behalf of the Company and its Subsidiary, directly or indirectly, in his own capacity or through or on behalf of any other business entity, whether as owner, consultant, executive, partner, member, manager, officer, director, venturer, agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise, engage in the Business within a one-hundred (100) mile radius surrounding the site of a water desalination plant installed or administered by the Company.

5.2 Restriction on Solicitation.  During the Restricted Period, the Executive shall not, directly or indirectly, in his own capacity or through any other business entity (i) solicit or contact for business purposes any existing customer, supplier, or prospective customer or supplier, of the Company or any Subsidiary for the purpose of competing with the Business, (ii) induce, or attempt to induce, any employees, agents, consultants or suppliers of or to the Company or any Subsidiary to do anything from which the Executive is restricted by reason of this ARTICLE 5, (iii) interfere with existing or proposed agreements or other arrangements, or knowingly interfere with future agreements or other arrangements, between the Company or any Subsidiary on the one hand and any other unrelated third party on the other hand, or (iv) offer or aid others to offer employment or engagement as a consultant or agent to anyone who is an employee, agent or consultant of or to the Company or any Subsidiary.

5.3 Non-Disclosure and Non-Use.  Without the prior written consent of the Company, the Executive shall not disclose any confidential information which the Company, any Subsidiary or, any of their respective officers, directors, employees, counsel, agents, investment bankers, or accountants, may possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company, or any Subsidiary or any customer or supplier of the Company, or any Subsidiary, and such information shall not be published, disclosed, or made accessible by any of them to any other individual or business entity or used by any of them, except in the business and for the benefit of the Company and/or any Subsidiary.

5.4 Reformation.  If the duration and/or geographic scope set forth in this Article is found by a court to be excessive or overly broad, then they shall be reformed in accordance with Article 7.3, and Executive’s obligations under this Article shall apply to the greatest extent permitted by applicable law.

ARTICLE 6.
INDEMNIFICATION.

6.1 Exculpation.  The Executive shall not be liable to the Company or to its officers, directors, shareholders, employees or other representatives or agents for any actions, claims, threatened claims, taxes, penalties, obligations, liabilities, or damages (the “Losses”) arising from any act performed or omitted by the Executive arising out of or in connection with the performance by the Executive of his services under this Agreement or the Company’s business or affairs, except to the extent that any such Losses are primarily attributable to the gross negligence or willful misconduct of the Executive.

6.2 Indemnification.  The Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless the Executive against any Losses and costs of defending and/or settling any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to which the Executive may become subject in connection with any matter arising out of or in connection with the performance by Executive of his services under this Agreement or the Company’s business or affairs (the “Legal Costs”), except to the extent that any such Losses or Legal Costs are primarily attributable to the gross negligence or willful misconduct of the Executive.  The Executive shall immediately inform the Company in the manner specified in Article 7.2 if he receives notice of any action, suit, or proceeding that could give rise to the indemnification of Legal Costs as provided by this Section 6.2.  The Company, at its option, may assume the defense of the action, suit, or proceeding, with counsel approved by the Executive, upon the delivery of notice to the Executive.  Notwithstanding the foregoing, after delivery of such notice, selection of counsel by the Company, and approval of such counsel by the Executive, the Company shall have no obligation to indemnify any Legal Costs personally incurred by the Executive with respect to the same action, suit, or proceeding.

ARTICLE 7.
MISCELLANEOUS PROVISIONS

7.1 Assignment and Successors.  The rights and obligations of the Company under this Agreement may be assigned and shall inure to the benefit of and be binding upon the successors and assigns of the Company.  The Executive’s rights or obligations hereunder may not be assigned to or assumed by any other person, except as provided in Sections 4.1 and 4.2.  No other persons shall have any right, benefit or obligation hereunder.

7.2 Notices.  Any notice, request, instruction or other document or communication to be given hereunder shall be in writing and may be either personally delivered or mailed by registered or certified mail, return receipt requested, postage pre-paid, and addressed to the address set forth below:

If to the Company:

                                ECO DEPOT, INC.
15954 Jackson Creek Parkway SUITE B
Colorado Springs, Colorado  80132

If to the Executive:

               Steven Weaver
               15954 Jackson Creek Parkway Suite B
               Colorado Springs, Colorado  80132

Either party may designate a different address by providing notice to the other party in the manner set forth herein.  Notices shall be deemed delivered upon personal delivery, or if mailed in accordance herein, as of the date mailed.

7.3 Severability.  If any provision or portion of this Agreement shall be or become illegal, invalid or unenforceable in whole or in part for any reason, such provision shall be ineffective only to the extent of such illegality, invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the agreements contemplated hereby are fulfilled to the extent possible.

7.4 Amendment.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be modified, amended or waived only by a written instrument signed by both parties hereto.

7.5 Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

7.6 Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any party hereto.  In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

7.7 Non-Waiver of Rights and Breaches.  No failure or delay of any party hereto in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right.  The waiver of a party hereto of any default of any other party shall not be deemed to be a waiver of any subsequent default or other default by such party, whether similar or dissimilar in nature.

7.8 Governing Law; Consent to Arbitration.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado.  Any dispute arising between the Executive and the Company concerning this Agreement or any aspect of the relationship between the parties shall be submitted to final and binding arbitration with the American Arbitration Association.  All costs of the arbitration shall be shared equally by the parties.  The only exception to this mandatory arbitration is a suit for injunctive relief the Company may have to enforce the provisions of Article 5 of this Agreement.

7.9 Shareholder Contact Information.  The Executive acknowledges that the Company has provided certain contact information with respect to the shareholders of the Company’s common stock, including the name and address of each such shareholder.  The Company agrees to timely inform the Executive of any changes to such shareholder contact information.  The Executive agrees to provide the Company and appropriate individuals associated with the Company a minimum notice of one (1) week prior to initiating any written, oral, electronic, or other form of communication or correspondence with any shareholder of the Company.

IN WITNESS WHEREOF, the parties, intending to be legally bound, executed this Agreement as of the date first above written.

Eco Depot, Inc.

By:

Name: Steven Weaver

Title: Chief Executive Officer

THE EXECUTIVE

Steven Weaver

SCHEDULE 1

Benefits

1. Health and Medical Benefits.  The Company shall pay or make available medical and health insurance coverage for the Employee, the Employee’s spouse, and the Employee’s children.  The extent of such health and medical benefits shall be normal for an executive of a similar position as the Employee at a similar entity.

2. Retirement Benefits.  Subsequent to the execution of this Agreement, the Company shall establish a 401(k) IRA plan for the benefit of the Executive that shall be normal for an executive of a similar position as the Employee at a similar entity.  Additionally, the Company shall make matching contributions to such 401(k) plan up to the maximum extent permitted by law.